UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Zion Oil & Gas, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

6510 Abrams Rd., Suite 300

Dallas, TX 75231

www.zionoil.com

YOUR VOTE MATTERS	VOTE YOUR PROXY TODAY

May 29, 2015

Dear Zion Shareholder:

By now you should have received a notice or packet in the mail regarding Zion Oil & Gas’ upcoming Annual Meeting, June 10, 2015 at 2:00 PM Central Time at the Westin Galleria Hotel in Dallas, Texas. According to our records, your shares are still unvoted.

At this year’s Annual Meeting, there are some very important proposals to be considered and I want to encourage you to take a few minutes to review these proposals and exercise your voting rights. Regardless of how many shares you own, voting your shares is important!!

The proposals described in the Proxy Materials previously sent to you are designed to give Zion Oil & Gas greater flexibility in raising capital and responding to business and economic developments and trends. Zion’s Board of Directors feel these proposals are in the best interest of Zion and are asking our shareholders to vote “FOR” each proposal.

Approval of some of these proposals requires an affirmative vote of at least 50% of outstanding shares of Zion Common Stock entitled to vote at the Annual Meeting. Not voting will have the same effect as a vote against these proposals, so please vote. Voting also counts as an official contact with our transfer agent, AST, to prevent an unclaimed property claim by a state government to seize your shares.

You are encouraged to vote your shares by telephone or over the Internet by following the instructions on the enclosed proxy form; or you can vote your shares by completing and returning the enclosed proxy form in the postage-paid envelope, also provided with this letter.

If you have questions relating to the Annual Meeting or voting your shares, or need additional proxy materials, you may call our Proxy Solicitation advisors, D. F. King and Co., by calling toll-free (800) 814-9324. They can also take your vote over the phone, so please, take a few minutes and let your voice be heard.

Your Vote Matters! Vote your Proxy Now!

Sincerely,

/s/ Brittany Martin

Brittany Martin,

Marketing & Relations Manager and Shareholder

IF YOU RECENTLY MAILED YOUR PROXY OR CAST YOUR VOTE BY PHONE OR VIA THE INTERNET,
PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.